UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 15, 2008

Packaging Corporation of America
(Exact name of registrant as specified in its charter)

Delaware	1-15399	36-4277050
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1900 West Field Court, Lake Forest, Illinois 60045

(Address of Principal Executive Offices, including Zip Code)

(847) 482-3000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01.  Entry into a Material Definitive Agreement

On April 15, 2008, Packaging Corporation of America (“PCA”) entered into a five year credit agreement (the “New Credit Agreement”) with the lenders and agents named therein.  The New Credit Agreement is attached hereto as Exhibit 10.1, which is incorporated by reference herein.  The description below does not purport to be complete and is qualified in its entirety by reference to the full text of the New Credit Agreement.

Under the New Credit Agreement, PCA may borrow on a revolving basis up to $150 million for general corporate purposes.  The agreement also includes a $35 million letter of credit facility.  Borrowings bear interest at the LIBOR rate plus a margin that is determined based upon PCA’s credit ratings.  The agreement has a five-year term and contains customary representations and warranties, conditions to borrowing and events of default (the occurrence of which would entitle the lenders to accelerate amounts outstanding).

PCA must comply with certain financial covenants, including maintaining a minimum interest coverage ratio, a minimum net worth and a maximum debt to capitalization ratio.  PCA is also limited in its ability to incur liens on its assets or incur indebtedness at the subsidiary level.

Other than approximately $19 million of letters of credit, no amounts are outstanding under the New Credit Agreement.

Item 1.02.  Termination of a Material Definitive Agreement

In connection with the entry into the New Credit Agreement, the Five Year Credit Agreement, dated as of July 21, 2003 (the “Old Credit Agreement”), by and among PCA and the lenders and agents named therein, was terminated on April 15, 2008.  The Old Credit Agreement is filed as Exhibit 10.2 to PCA’s Quarterly Report on Form 10-Q for the period ended June 30, 2003 and is incorporated by reference herein.  Other than the letters of credit described in Item 1.01 above, which are now outstanding under the New Credit Agreement, no amounts were outstanding under the Old Credit Agreement at the time of termination.

Item 9.01.  Financial Statements and Exhibits

Exhibit	Description
10.1	Five Year Credit Agreement, dated as of April 15, 2008, by and among PCA and the lenders and agents named therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACKAGING CORPORATION OF AMERICA (Registrant)

By:	/s/ Kent A. Pflederer
Vice President, General Counsel and Secretary

Date: April 18, 2008